Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Closes $4.5 Million Equity Offering

Redwood City, Calif., August 26, 2019 - Avinger, Inc. (Nasdaq: AVGR), a leading developer of innovative treatments for Peripheral Artery Disease (PAD) today announced the closing of an underwritten public offering of 3,813,559 shares of its common stock at a price of $1.18 per share, for total gross proceeds of approximately $4.5 million, before deducting underwriting discounts, commissions and other offering expenses payable by the Company. Additionally, the Company has granted the underwriters a 45-day option to purchase up to 572,033 additional shares to cover over-allotments, if any. The shares were offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). A prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov.

A copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained by contacting Aegis Capital Corp., Attention: Prospectus Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at prospectus@aegiscap.com, or by telephone at (212) 813-1010.This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD). Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com

Forward-Looking Statements

This press release includes statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that are often difficult to predict, are beyond the company’s control, and which may cause results to differ materially from expectations. Accordingly, investors should not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. For a discussion of the most significant risks and uncertainties associated with Avinger’s business, investors are urged to review the company’s filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no duty to update any forward-looking statement made herein, whether as a result of new information, future events or otherwise.

Public Relations Contact:

Phil Preuss

VP of Marketing & Business Operations

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com